SUBSCRIPTION AGREEMENT

DD’S DELUXE ROD HOLDER, INC.

Unit 171 – 2A – Worobetz Place

Saskatoon, Saskatchewan, S7L 6R4

T: (306) 716-5372

Dear Sirs:

Concurrent with execution of this Agreement, the undersigned (the “Purchaser”) is purchasing __________________________________________________ (__________) shares of Common Stock of DD’s Deluxe Rod Holder, Inc., a Nevada corporation (the “Company”) at a price of $0.01 per share (the “Subscription Price”).

Purchaser hereby confirms the subscription for and purchase of said number of shares and hereby agrees to pay herewith the Subscription Amount for such Shares.

All capitalized terms not defined herein shall have the meanings set forth in the Prospectus to the S-1 Registration Statement filed by the Company with the United States Securities and Exchange Commission (“SEC”).

INVESTOR INFORMATION

Printed Name(s) of Purchaser(s)

Mailing Address

______________________________

___________________________

______________________________

___________________________

___________________________

Tax ID No.: _______________________

___________________________

Type of Ownership (check one):

[  ]

Individual

[  ]

Community Property

[  ]

Tenants in Common

[  ]

Joint Tenants with rights of Survivorship

[  ]

Trust

[  ]

Custodian for: _________________________

[  ]

Uniform Gifts to Minors Act

Of the State of ____________

[  ]

Corporation

[  ]

Partnership

[  ]

Limited Liability Company

[  ]

Other (please explain): ____________________________________________________________

RECEIPT OF DISCLOSURE DOCUMENT

By executing this Subscription Agreement the Purchaser acknowledges receipt of a current Prospectus, as supplemented to the date of this Subscription Agreement, in which the terms and conditions of the Offering of Common Stock and the risks associated therewith are more fully described.

TERMINATION OF THE OFFERING

The Purchaser understands and by executing this Subscription Agreement acknowledges that the Offering will terminate 180 days from the effective date of the Prospectus (the “Termination Date”) unless extended by the Company for an additional 90 days (from the Termination Date).  The Company may choose to close the Offering on any date prior to the Termination Date if the Offering is fully subscribed or upon the vote of the Company’s Board of Directors.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

By executing this Subscription Agreement, the Purchaser represents and warrants that:

1.

Purchaser is acquiring the Common stock for the Purchaser’s own account, for the account or benefit of a member or members of the Purchaser’s immediate family or in a fiduciary capacity for the account of another person or entity and is not purchasing the Common Stock as an agent for another.  Furthermore, if the Purchaser is purchasing the Common Stock for the account of another person or entity;

2.

Purchaser has received a copy of the Company’s current Prospectus for the Offering as a part of the S-1 Registration filed by the Company with the SEC pursuant to the Securities Act of 1933 and declared effective as of the ______ day of __________________, 201__.  Purchaser has been given an opportunity to review the Prospectus and ask questions regarding the Company, the Offering and the Prospectus, to receive written answers thereto and to obtain any additional written information requested;

3.

The purchase of the Shares is speculative, involves a high degree of risk and there is no guarantee of success of the Company’s business and/or the plan of operations of the Company’s management.  Management’s plans are an effort to apply present knowledge and experience to project a future course of action which is believed will result in financial success employing the Company’s assets with management’s skills and experience.  All plans of operation are capable of being frustrated by new or unrecognized or underappreciated present or future circumstances which may not be capable of accurate, or any, prediction;

4.

I have sufficient assets to pay the Subscription Amount and the Subscription Amount is not disproportionately large when compared to my total assets;

5.

Purchaser understands and acknowledges that the Company has the full right, at is sole discretion, to accept or reject this Subscription Agreement provided that the Company must accept or reject this Subscription Agreement within seven (7) calendar days of Company’s receipt of this Subscription Agreement.  If the Company elects to reject this Subscription Agreement, any and all Subscription Amounts received by the Company will be promptly returned to the Purchaser without interest earned thereon;

6.

Purchaser is a resident of, or is duly and validly existing under the laws of, the State/Province of

__________________________;

7.

The undersigned is at least 18 years of age;

8.

The undersigned has full authority and legal capacity to execute this Subscription Agreement as the Purchaser or on behalf of the Purchaser;

9.

The execution of this Subscription Agreement and the performance of the duties of Purchaser hereunder will constitute legal, valid and binding obligations and will not result in the violation of any provision of law or contract applicable to the Purchaser;

10.

Purchaser understands and acknowledges that a purchase of the Shares may have tax and other legal consequences to the Purchaser under applicable law and that the Purchaser is solely responsible for determining said consequences and has been afforded adequate time to seek counsel from legal and tax advisors of Purchaser’s own choosing.

SUBSCRIPTION AMOUNT

No. of Shares of Common Stock Purchased: __________________ x $.01 = $___________________

Form of Payment:

[  ] Certified Check

[  ] Cashier’s Check

[  ] Wire Transfer*

*Contact Company for Wire Transfer instructions.

MAKE CHECK PAYABLE TO:

DD’S DELUXE ROD HOLDER, INC.

Send to:

C/O Parsons/Burnett/Bjordahl/Hume, LLP

505 W. Riverside Avenue, Suite 500

Spokane, WA 99201

PLEASE ENSURE FUNDS ARE IN U.S. DOLLARS

DELIVERY OF THE SHARES

Promptly after accepting this Subscription Agreement and receiving the Subscription Amount in full, the Company will cause the delivery, to Purchaser’s address set forth above, of a certificate representing the number of Shares purchased by Purchaser pursuant to this Subscription.  The name and contact information of the Transfer Agent for the Company is:

T: (        ) ______________________

F: (        )

THE PURCHASE OF SHARES OF DD’s DELUXE ROD HOLDER, INC. INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT.

EVERY POTENTIAL PURCHASER, PRIOR TO ANY INVESTMENT OR PURCHASE OF DD’s DELUXE ROD HOLDER, INC. SHARES SHOULD THOROUGHLY READ THE PROSPECTUS RELATING TO THIS OFFERING, INCLUDING, BUT NOT LIMITED TO THE “RISK FACTORS” INCLUDED THEREIN.

This Subscription Agreement is executed this _____ day of ____________, 201__.

Name of Purchaser(s): [___________________________]

By:

Print Name:

Title:

ACCEPTANCE OF SUBSCRIPTION AGREEMENT

This Subscription Agreement for __________________ shares submitted by _____________________ (Name of Purchaser) is hereby accepted this ___________ day of _____________________, 201__.

DD’S DELUXE ROD HOLDER, INC.

By:

Print Name:

Title:

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